As filed with the Securities and Exchange Commission on June 22, 2010
Registration No. 333-167325
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LPL Investment Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	6200	20-3717839
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Beacon Street, Boston, MA 02108
(617) 423-3644
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark S. Casady
Stephanie L. Brown
LPL Investment Holdings Inc.
One Beacon Street, Boston, MA 02108
(617) 423-3644
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Julie H. Jones, Esq. Keith F. Higgins, Esq. Ropes & Gray LLP One International Place Boston, MA 02110 Telephone (617) 951-7000 Fax (617) 951-7050	William F. Gorin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Telephone (212) 225-2000 Fax (212) 225-3999

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-167325) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimated except the SEC registration fee and FINRA fee.

Amount

SEC registration fee		$42,780
FINRA filing fee		60,500
Stock exchange listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total Expenses	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contedere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation generally provides that we will indemnify our directors and officers to the fullest extent permitted by law. Our certificate of incorporation also provides that the indemnification and advancement of expenses provided by, or granted pursuant to the certificate of incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise. Section 145(f) of the DGCL further provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigation action, suit or proceeding for which indemnification or advancement of expenses is sought.

We and our subsidiary LPL Holdings, Inc. have also entered into indemnification agreements with certain of our directors and officers. Such agreements generally provide for indemnification by reason of being our director or officer, as the case may be. These agreements are in addition to the indemnification provided by our and LPL Holdings, Inc.’s charters and bylaws.

We also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Pursuant to the stockholders’ agreement entered into with certain stockholders, the company has agreed to indemnify such stockholders from certain liabilities incurred in connection with this registration statement.

The underwriting agreement we will enter into in connection with the offering of common stock described in this registration statement provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

Also see “Undertakings”.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold during the last three fiscal years. Within the last three years, the registrant has issued and sold the following securities:

•	On January 2, 2007, we issued and sold to certain employees of UVEST an aggregate of 603,660 shares of common stock based on a stock valuation of $15.84 per share, and an aggregate of 65,820 shares of common stock based on a stock valuation of $18.90 per share.

These shares were issued and sold in connection with the UVEST acquisition in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act.

•	On September 17, 2007, we issued 4,386 shares of our common stock to certain stockholders of XCU Capital Corporation, Inc. (“XCU”). These shares were issued in connection with an Institution Transfer Agreement with XCU and its parent, XCU Corporation, Inc. pursuant to which we acquired the rights related to business relationships with certain institutions from XCU. These shares were issued in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act.

•	On March 14, 2008, we issued and sold to a trust affiliated with our director, Jeffrey Stiefler, 71,942 shares of our common stock, at a price per share of $27.80. On March 14, 2008, our director, James Riepe, and an affiliate trust, each acquired 35,971 shares of our common stock at a price per share of $27.80. The transactions were conducted in reliance upon the available exemptions from the registration requirements of Section 4(2) of the Securities Act.

•	On June 10, 2008, we issued warrants to financial institutions to purchase up to an aggregate total of 9,575 shares of our common stock at an exercise price per share of $27.17, pursuant to our 2008 Financial Institution Incentive Plan. No consideration was paid to the registrant by any recipient of any of the foregoing warrants to purchase stock. These warrants were issued in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

•	On June 13, 2008, we issued warrants to financial institutions to purchase up to an aggregate total of 579 shares of our common stock at an exercise price per share of $27.17, pursuant to our 2008 Financial Institution Incentive Plan. No consideration was paid to the registrant by any recipient of any of the foregoing warrants to purchase stock. These warrants were issued in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

•	On December 28, 2008, we issued 7,423,973 restricted shares to our advisors who held bonus credits under our fifth amended and restated 2000 Stock Bonus Plan. These restricted shares may not be sold, assigned or transferred and are not entitled to receive dividends or non-cash distributions, until either a sale of the company that constitutes a change in control or an initial public offering. No consideration was paid to the registrant by any recipient of any of the recipient shares. The transactions were conducted in reliance upon the available exemptions from registration requirements of the Securities Act, including those contained in Section 3(a)(9).

•	On December 31, 2008, we issued 2,823,452 restricted stock units under our 2008 Nonqualified Deferred Compensation Plan to certain employees. These restricted stock units were issued to holders of options issued under our 2005 Stock Option Plan for Non-Qualified Stock Options and our 2005 Stock Option Plan for Incentive Stock Options, that were expiring in 2009 and 2010. No consideration was paid to the registrant by any recipient of any of the restricted stock units. The transactions were conducted in reliance upon the available exemptions from registration requirements of the Securities Act, including those contained in Section 3(a)(9).

•	On November 4, 2009, we issued warrants to financial institutions to purchase up to an aggregate total of 18,763 shares of our common stock at an exercise price per share of $23.02, pursuant to our 2008 Financial Institution Incentive Plan. No consideration was paid by any recipient of any of the foregoing warrants for the grant of stock. These warrants were issued in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules.

(a)  Exhibits

Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation (to be effective upon completion of this offering)
3	.2*	Second Amended and Restated Bylaws (to be effective upon completion of this offering)
4	.1*	Specimen common stock certificate
4.2		Stockholders’ Agreement, dated as of December 28, 2005, among LPLIH Investment Holdings Inc., LPL Holdings, Inc. and other stockholders party thereto (2)
4.3		Fifth Amended and Restated LPL Investment Holdings Inc. 2000 Stock Bonus Plan (6)
5	.1*	Opinion of Ropes & Gray LLP
10.1		2005 Stock Option Plan for Incentive Stock Options (1)
10.2		2005 Stock Option Plan for Nonqualified Stock Options (1)
10.3		Executive Employment Agreement between Mark S. Casady and LPL Holdings, Inc., dated December 28, 2005 (1)
10.4		Executive Employment Agreement between Esther M. Stearns and LPL Holdings, Inc., dated December 28, 2005 (1)
10.5		Executive Employment Agreement between William E. Dwyer III and LPL Holdings, Inc., dated December 28, 2005 (1)
10	.6**	Executive Employment Agreement between Dan H. Arnold and UVEST Financial Services Group Inc. dated January 2, 2007
10	.7**	Amendment dated September 28, 2009 to the Executive Employment Agreement between Dan H. Arnold and UVEST Financial Services Group Inc. dated January 2, 2007
10	.8**	Executive Employment Agreement between Stephanie L. Brown and LPL Holdings, Inc., dated December 28, 2005
10	.9**	Executive Employment Agreement between Jonathan G. Eaton and LPL Holdings, Inc., dated December 28, 2005
10	.10**	Form of Indemnification Agreement
10	.11**	Form of Director Indemnification Agreement
10.12		LPL Investment Holdings Inc. 2008 Stock Option Plan (3)
10	.13**	Form of LPL Investment Holdings Inc. Stock Option Agreement
10.14		2008 Nonqualified Deferred Compensation Plan (5)
10.15		LPL Investment Holdings Inc. Advisor Incentive Plan (4)
10	.16**	LPL Investment Holdings Inc. 2008 Financial Institution Incentive Plan
10.17		LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan, approved on March 15, 2010 (9)
10	.18†	Thomson Transaction Services Master Subscription Agreement dated as of January 5, 2009 between LPL Financial Corporation and Thomson Financial LLC
10.19		Third Amended and Restated Credit Agreement, dated as of May 24, 2010, by and among LPL Investment Holdings Inc., LPL Holdings, Inc., the several lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent, and Morgan Stanley & Co. as collateral agent (10)
10	.20*	2010 Employee Stock Purchase Plan
10	.21*	2010 Omnibus Equity Incentive Plan
10	.22*	Form of 2010 Omnibus Equity Incentive Plan Option Agreement
21.1		List of Subsidiaries of LPL Investment Holdings Inc. (8)
23	.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23	.2*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney

(1)	Incorporated by reference to the Registration Statement on Form 10 of the Company filed on April 30, 2007.

(2)	Incorporated by reference to the Amendment No. 1 to Registration Statement on Form 10 of the Company filed on July 10, 2007.

(3)	Incorporated by reference to the Form 8-K filed on February 21, 2008.

(4)	Incorporated by reference to the Form S-8 on June 5, 2008.

(5)	Incorporated by reference to the Form 8-K filed on November 25, 2008.

(6)	Incorporated by reference to the Form 8-K filed on December 18, 2008.

(7)	Incorporated by reference to the Form 10-Q filed on May 14, 2009.

(8)	Incorporated by reference to the Form 10-K filed on March 9, 2010.

(9)	Incorporated by reference to the Schedule 14A filed on April 27, 2010.

(10)	Incorporated by reference to the Form 8-K filed on May 28, 2010.

*	To be filed by amendment

**	Previously filed

†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 22nd day of June, 2010.

LPL Investment Holdings Inc.

By:	/s/ Mark S. Casady
Mark S. Casady
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Mark S. Casady	Chief Executive Officer and Chairman (Principal Executive Officer)	June 22, 2010

* Robert J. Moore	Chief Financial Officer (Principal Financial Officer)	June 22, 2010

* Thomas D. Lux	Chief Accounting Officer (Principal Accounting Officer)	June 22, 2010

* John J. Brennan	Director	June 22, 2010

* Richard W. Boyce	Director	June 22, 2010

* James S. Putnam	Director, Vice Chairman	June 22, 2010

* Erik D. Ragatz	Director	June 22, 2010

* James S. Riepe	Director	June 22, 2010

* Richard P. Schifter	Director	June 22, 2010

* Jeffrey E. Stiefler	Director	June 22, 2010

Signature		Title	Date

* Allen R. Thorpe		Director	June 22, 2010

*By:	/s/ Mark S. Casady Mark S. Casady Attorney-in-fact